Exhibit (e)(2)

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Effective as of June 21, 2019

FUNDS

Innovator ETFs Trust

●	Innovator IBD® 50 ETF
●	Innovator IBD® ETF Leaders ETF
●	Innovator IBD® Breakout Opportunities ETF
●	Innovator S&P 500 Power Buffer ETF – January
●	Innovator S&P 500 Power Buffer ETF – April
●	Innovator S&P 500 Power Buffer ETF – July
●	Innovator S&P 500 Power Buffer ETF – October
●	Innovator S&P 500 Buffer ETF – January
●	Innovator S&P 500 Buffer ETF – April
●	Innovator S&P 500 Buffer ETF – July
●	Innovator S&P 500 Buffer ETF – October
●	Innovator S&P 500 Ultra Buffer ETF – January
●	Innovator S&P 500 Ultra Buffer ETF – April
●	Innovator S&P 500 Ultra Buffer ETF – July
●	Innovator S&P 500 Ultra Buffer ETF – October
●	Innovator Loup Frontier Tech ETF
●	Innovator S&P 500 Power Buffer ETF – June
●	Innovator S&P 500 Buffer ETF – June
●	Innovator S&P 500 Ultra Buffer ETF – June
●	Innovator MSCI EAFE Power Buffer ETF – July
●	Innovator MSCI EAFE Power Buffer ETF – July